Network Communications, Inc. Reports Fiscal Year 2008
First Quarter Results

	First Quarter

Revenue	$53.5	million

Operating Profit	$7.0	million

Net Income	$0.14	million

EBITDA[1]	$12.1	million

LAWRENCEVILLE, GA, July 23, 2007 — Network Communications, Inc. (“NCI”) today reported financial results for the quarter ended June 17, 2007. The Company reported revenues of $53.5 million, up 12.2% from the same period in fiscal year 2007. Operating profit was $7.0 million, an increase of 52.3% compared to the $4.6 million from the same period last year. For the quarter, net income was $0.14 million compared to a net loss of $(1.2) million in the same period last year. EBITDA for the first quarter increased by $0.6 million or 5.2% from $11.5 million in fiscal year 2007 to $12.1 million in fiscal year 2008.
“The first quarter was challenging as revenue for The Real Estate Book was down 4% compared to the prior year. We are encouraged by the resilience of The Real Estate Book brand in the face of challenging year-over-year comps and a significant downturn in the housing market” said Dan McCarthy, Chairman and Chief Executive Officer for Network Communications, Inc. “We saw an acceleration of growth with our Apartment Finder brand which posted year-over-year same store sales growth of over 15%. We made investments in the first quarter related to our online operations and the expansion of our home improvement brands. We also continued to expand our business by opening six new markets and completing three acquisitions.”
FINANCIAL HIGHLIGHTS
Fiscal Year 2008 First Quarter
Revenue: First quarter revenue was $53.5 million, an increase of 12.2% from revenue of $47.7 million in the same period of fiscal year 2007. Revenue from our resale and new sales product area was $28.3 million, a decline of $0.8 million or 2.5% compared to $29.1 million in the same period of fiscal 2007. The Real Estate Book (“TREB”) had revenue of $22.7 million for the quarter which was down $1.0 million or 4.3% from the prior year quarter. Rental and leasing product area revenue increased by $4.0 million or 30.9% compared to fiscal year 2007. Apartment Finder (“AF”) posted revenue growth of $4.2 million or 37.3% due to strong growth in ad pages in our existing markets, and the contribution of eight apartment publications acquired in fiscal years 2007 and 2008. This growth was partially offset by a year-over-year revenue decline for Black’s Guide of $0.4 million. The remodeling and home improvement product area posted revenue of $8.2 million, an increase of $2.6 million, or 45.0%, compared to the prior year period. The revenue growth was the result of growth in our core publications as well as an expansion of our home improvement product and the acquisition of titles serving the New England and St. Louis markets completed in fiscal year 2008. First quarter revenue, excluding our fiscal 2007 and fiscal 2008 acquisitions, was $48.6 million, an increase of 2.0% compared to fiscal 2007.
Operating Profit: First quarter fiscal 2008 operating profit was $7.0 million, an increase of 52.3% compared to an operating profit of $4.6 million in the same period of fiscal 2007. The increase resulted from revenue growth and a decline in depreciation expense partially offset by increases in labor, production and distribution expenses related to our existing and acquired markets as well as investment initiatives in our online operations and the expansion of our home improvement product.

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Network Communications, Inc . Reports fiscal year 2008 First Quarter Results—page 2
Depreciation and amortization expense for the first quarter of fiscal 2008 was $5.1 million, a decrease of $1.8 million compared to $6.9 million in the same period of fiscal 2007. The decrease resulted from software assets becoming fully depreciated during fiscal 2007 and fiscal 2008.
Net Loss: First quarter net income was $0.14 million compared to a net loss of $(1.2) million in the same period of fiscal year 2007. This year-over-year improvement reflects higher revenue and an increase in operating profit.
Discontinued Operations: The Company entered into an asset purchase agreement during the second quarter of fiscal year 2007 to sell its Corporate Choices magazine. The decision to discontinue Corporate Choices is consistent with the Company’s strategy of focusing on brands for which it can build meaningful scale and grow revenue.
EBITDA 1: EBITDA for the first quarter was $12.1 million, an increase of $0.6 million, or 5.2%, from the $11.5 million a year ago. First quarter EBITDA, excluding our fiscal 2007 and fiscal 2008 acquisitions, was $11.2 million, a decrease of 2.5% compared to the same period in fiscal 2007.
Cash Flow: Network Communications, Inc. used $1.7 million in cash from operations during the first quarter compared to a use of $3.0 million in the same period of fiscal year 2007. Cash paid for interest in the first quarter of fiscal 2008 was $10.5 million compared to $10.4 million in fiscal year 2007. Cash capital spending was $1.4 million in the 2008 first quarter, a decrease of $0.1 million from the $1.5 million in cash capital spending during the same period in fiscal 2007. The Company also funded $9.6 million of acquisitions in the quarter. The Company ended the quarter with a cash balance of $8.4 million.
Network Communications, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands)

	Quarter ended
	6/17/07	6/18/06	Change

Revenue	$53,498	$47,670	12.2%

Operating expenses	46,548	43,107	8.0%

Operating profit	6,950	4,563	52.3%

Other (expense) income:
Interest expense, net	(6,750)	(6,377)	5.8%
Unrealized gain on derivatives	—	7	—
Other income (expense), net	11	(10)	—

Income (loss) from continuing operations before income taxes	211	(1,817)	—

Income tax expense (benefit)	72	(642)	—

Net income (loss) from continuing operations	139	(1,175)	—

Discontinued operations:
Loss from discontinued operations of $45, net of applicable income tax benefit of $18	—	(27)	—

Net income (loss)	$139	$(1,202)	—

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Network Communications Inc. Reports fiscal year 2008 First Quarter Results—page 3
Network Communications, Inc.
EBITDA 1 Reconciliation
(unaudited, in thousands)

	Quarter ended
	6/17/07	6/18/06
Net income (loss)	$139	$(1,202)

Unrealized gain on derivatives	—	(7)

Depreciation	1,376	3,341

Amortization	3,710	3,604

Interest expense, net	6,750	6,378

Income tax expense (benefit) [2]	72	(660)

EBITDA [1]	$12,047	$11,454

[1]	We believe that EBITDA is an accurate indicator of the Company’s results because it focuses on revenue and operating costs driven by operating managers’ performance. EBITDA is used by the Company’s chief operating decision maker, its Chairman and CEO, to make decisions and to assess the Company’s performance. EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

[2]	Income tax benefit reflects the net of tax expense and tax benefit attributable to continuing operations and discontinued operations.
Network Communications, Inc.
Revenue Summary by Area
(unaudited, in thousands)

	Quarter ended
	6/17/07	6/18/06	Change

Revenue

Resale and new sales	$28,332	$29,054	-2.5%

Rental and leasing	16,921	12,929	30.9%

Remodeling and home improvement	8,245	5,687	45.0%

Total	$53,498	$47,670	12.2%

Network Communications, Inc. Reports fiscal year 2008 First Quarter Results—page 4
Conference Call
Network Communications, Inc. will host a conference call discussing its fiscal year 2008 first quarter results on Tuesday, July 24, 2007, at 10:00 a.m. EST. The conference call number is (888) 542-8560 if you are in the U.S., or (706) 634-8024 if you are outside the U.S. The conference ID is 3569131. Please note that a replay of the Earnings Conference Call will be available after the conference call at (800) 642-1687 in the U.S., or (706) 645-9291, if you are outside the U.S. The conference ID is 3569131. The call will be available for 10 days from the date of the call.
About Network Communications, Inc.
Network Communications, Inc. is the leading publisher of printed and online real estate information in North America. The company was acquired by Court Square Capital Partners, L.P., formerly Citigroup Venture Capital Equity Partners in January of 2005. Its magazines are read by over 12 million readers in over 650 markets and deliver more than one million leads to advertisers each month. Network Communications, Inc. assets, The Real Estate Book®, Apartment Finder / Blue Book™, Mature Living Choices®, Black’s Guide®, New Home Finder®, Enclave™, Unique Homes™, Kansas City Homes & Gardens™, Atlanta Homes & Lifestyles, Atlanta Home Improvement, At Home In Arkansas, Relocating In Las Vegas, Colorado Homes & Lifestyles, St. Louis Homes & Lifestyles, Seattle Homes & Lifestyles, and Mountain Living, include publications that millions of readers around the country turn to when looking for the latest information about the real estate and home design markets. Network Communications, Inc. is on a March fiscal year end. Online magazine content can be accessed at www.livingchoices.com. More information about NCI can be found at www.nci.com.
Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Network Communications, Inc. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the Company’s revenue being dependent on the residential market for existing and new home sales; significant increases in paper, ink, printing plates or fuel costs; and other changes or events which impact the residential and commercial real estate markets or alter the manner in which consumers access housing related information. More information on potential risks and uncertainties is available in the Company’s recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended March 25, 2007 (SEC File No. 333-134701).
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CONTACT: Gerard Parker, 770-962-7220 ext 24234, e-mail: gparker@nci.com